Exhibit 11.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Qualification Amendment to the Offering Circular on Form 1-A (File No. 024-1175) pursuant to Regulation A of the Securities Act of 1933 of our report dated April 29, 2024, relating to the financial statements of Centennial Olympic 336 Property, LP for the years ended December 31, 2023 and 2022.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 11, 2024